EMPLOYMENT AGREEMENT

      This Employment Agreement (the "Agreement") by and between Tri-City Mechanical, Inc., (the "Company") an Arizona corporation and a wholly-owned subsidiary of Comfort Systems USA, Inc., a Delaware corporation ("Comfort"), and Michael Nothum, Jr. ("Executive") is hereby entered into and effective as of the _____ day of ___________________, 1997, the date of the consummation of the initial public offering of the common stock of Comfort. This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

                               R E C I T A L S

The following statements are true and correct:

      As of the date of this Agreement, the Company is engaged primarily in the business of providing commercial and residential heating, ventilation and air conditioning ("HVAC"), plumbing and electrical services (collectively, "HVAC Business").

      Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of information as to the Company's and Comfort's customers, specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and Comfort, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and Comfort; this information is a trade secret and constitutes the valuable goodwill of the Company and Comfort.

      Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                             A G R E E M E N T S

      1.    EMPLOYMENT AND DUTIES.

      (a) The Company hereby employs Executive as President and Chief Executive Officer of the Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of, and consistent with Executive's position as, President and Chief Executive Officer of the Company and will report directly to the Board of Directors of the Company (the "Board"). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees to devote substantially all of his business time, attention and efforts to promote and further the business of the Company.

      (b) Executive shall faithfully adhere to, execute and fulfill all lawful policies established by the Company.

      (c) Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

      (d) Executive shall only be required to perform his duties in ___________ unless otherwise agreed by Executive. Executive shall not be required by the Company or the performance of his duties to relocate from ______________ unless otherwise agreed by Executive.

      2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive as follows:

      (a) BASE SALARY. Effective ____________, 1997, the base salary payable to Executive shall be $150,000 per year, payable on a regular basis in accordance with the Company's standard payroll procedures but not less than monthly. On at least an annual basis, the Board will review Executive's performance and may make increases to such base salary if, in its discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof. In no event shall Executive's base salary be reduced to a level below the greater of $150,000, or 90% of Executive's base salary during the prior contract year.

      (b) EXECUTIVE PERQUISITES, BENEFITS AND OTHER COMPENSATION. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

            (i) Payment of all premiums for coverage for Executive and his dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, benefits provided to Executive under this clause (i) to be at least equal to such benefits provided to Comfort executives.

            (ii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

            (iii) The Company shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other Company-wide employee benefits as are available from time to time.

      3.    NON-COMPETITION AGREEMENT.

      (a) Subject to, and so long as the Company is not in violation of its obligations under this Agreement, Executive will not, during the period of his employment by or with the Company, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever, other than a termination by the Company without cause or by Executive for Good Reason, directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

            (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any HVAC Business in direct competition with the Company or Comfort, within 100 miles of where the Company or any of Comfort's subsidiaries conducts business, including any territory serviced by the Company or Comfort or any of such subsidiaries (the "Territory");

            (ii) call upon any person who is, at that time, within the Territory, an employee of the Company or Comfort (including the respective subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or Comfort (including the respective subsidiaries thereof);

            (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company or Comfort (including the respective subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or Comfort within the Territory;

            (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's actual knowledge after due inquiry, either called upon by the Company or Comfort (including the respective subsidiaries thereof) or for which the Company or Comfort made an acquisition analysis, for the purpose of acquiring such entity.

      Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than three percent (3%) of the capital stock of a competing business, whose stock is traded on a national securities exchange or on an over-the-counter or similar market.

      (b) Because of the difficulty of measuring economic losses to the Company and Comfort as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company and Comfort for which they would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by Comfort or the Company in the event of breach by him, by injunctions and restraining orders.

      (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Company or Comfort, as the case may be (including Comfort's other subsidiaries) on the date of the execution of this Agreement and the current plans of Comfort (including Comfort's other subsidiaries); but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and Comfort, as the case may be (including Comfort's other subsidiaries) throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term of this Agreement, the Company or Comfort, as the case may be (including Comfort's other subsidiaries) engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within 100 miles of its then-established operating location(s) through the term of this covenant.

      It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company or Comfort (including Comfort's other subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, does not violate clause (i) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the Company or Comfort (including Comfort's other subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

      (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company or Comfort, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Comfort or the Company of such covenants. It is specifically agreed that the period of two (2) years following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

      4. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the date hereof and continue for five (5) years (the "Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal. This Agreement and Executive's employment may be terminated in any one of the followings ways:

      (a) DEATH. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate.

      (b) DISABILITY. If, as a result of incapacity due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for four (4) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such four (4) month period, but which shall not be effective earlier than the last day of such four (4) month period), the Company may terminate Executive's employment hereunder provided Executive is unable to resume his full-time duties at the conclusion of such notice period. Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor. In the event this Agreement is terminated as a result of Executive's disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for one (1) year, whichever amount is greater.

      (c) GOOD CAUSE. The Company may terminate the Agreement ten (10) days after written notice to Executive for good cause, which shall be: (1) Executive's willful, material and irreparable breach of this Agreement; (2) Executive's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder; (3) Executive's willful dishonesty, fraud or misconduct with respect to the business or affairs of the Company or Comfort which materially and adversely affects the operations or reputation of the Company or Comfort; (4) Executive's conviction of a felony crime; or (5) confirmed positive illegal drug test result. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation.

      (d) WITHOUT CAUSE. At any time after the commencement of employment, Executive may, without cause, and without Good Reason (as hereinafter defined) terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the Company. Executive may only be terminated without cause by the Company during the Term hereof if such termination is approved by at least eighty percent (80%) of the members of the Board of Directors of Comfort. Should Executive be terminated by the Company without cause or should Executive terminate with Good Reason during the first three (3) years of the Term (the "Initial Term"), Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for one (1) year, whichever amount is greater. Should Executive be terminated by the Company without cause or should Executive terminate with Good Reason during the final two (2) year period of the Term, Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary rate then in effect equivalent to one (1) year of salary. Further, any termination without cause by the Company shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one (1) year from the date of termination of employment. If Executive resigns or otherwise terminates his employment without cause, rather than the Company terminating his employment pursuant to this paragraph 5(d), Executive shall receive no severance compensation.

      Executive shall have "Good Reason" to terminate this Agreement and his employment hereunder upon the occurrence of any of the following events: (a) Executive is demoted by means of a reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in Section 1 hereof; (b) Executive's annual base salary as determined pursuant to Section 2 hereof is reduced to a level that is less than 90% of the base salary paid to Executive during the prior contract year under this Agreement, unless Executive has agreed in writing to that demotion or reduction; or (c) Executive is required to relocate from __________ without his prior approval.

      (e) CHANGE IN CONTROL OF COMFORT. In the event of a "Change in Control of Comfort" (as defined below) during the Initial Term, refer to paragraph 11 below.

      Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and all benefits and reimbursements due through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above or in paragraph 11. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Company's obligations under paragraph 8 herein and Executive's obligations under paragraphs 3, 5, 6, 7 and 9 herein shall survive such termination in accordance with their terms.

      If termination of Executive's employment arises out of the Company's failure to pay Executive on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by the Company, as determined by a court of competent jurisdiction or pursuant to the provisions of paragraph 15 below, the Company shall pay all amounts and damages to which Executive may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expenses and other costs incurred by Executive to enforce his rights hereunder. Further, none of the provisions of paragraph 3 shall apply in the event this Agreement is terminated as a result of a breach by the Company.

      If Executive is terminated without cause or terminates his employment hereunder with Good Reason, (a) the Company shall make the insurance premium payments contemplated by COBRA for a period of 18 months after such termination,
(b) the Executive shall be entitled to receive a pro rated portion of any annual bonus to which the Executive would have been entitled for the year during which the termination occured had the Executive not been terminated and (c) all of Executive's options to purchase CSI stock shall vest thereupon.

      5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, Comfort or their representatives, vendors or customers which pertain to the business of the Company or Comfort shall be and remain the property of the Company or Comfort, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or Comfort which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment.

      6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment or within one (1) year thereafter, and which are directly related to the business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

      7. TRADE SECRETS. Executive agrees that he will not, during or after the Term of this Agreement with the Company, disclose the specific terms of the Company's or Comfort's relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company or Comfort, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

      8. INDEMNIFICATION. In the event Executive is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by the Company or Comfort against Executive), by reason of the fact that he is or was performing services under this Agreement, then the Company shall indemnify Executive against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, as actually and reasonably incurred by Executive in connection therewith to the maximum extent permitted by applicable law. The advancement of expenses shall be mandatory. In the event that both Executive and the Company are made a party to the same third-party action, complaint, suit or proceeding, the Company agrees to engage competent legal representation, and Executive agrees to use the same representation, provided that if counsel selected by the Company shall have a conflict of interest that prevents such counsel from representing Executive, Executive may engage separate counsel and the Company shall pay all attorneys' fees of such separate counsel. Further, while Executive is expected at all times to use his best efforts to faithfully discharge his duties under this Agreement, Executive cannot be held liable to the Company or Comfort for errors or omissions made in good faith where Executive has not exhibited gross, willful and wanton negligence and misconduct or performed criminal and fraudulent acts which materially damage the business of the Company or Comfort.

      9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

      10. ASSIGNMENT; BINDING EFFECT. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

      11.   CHANGE IN CONTROL.

      (a) Unless he elects to terminate this Agreement pursuant to (c) below, Executive understands and acknowledges that Comfort and/or the Company may be merged or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of Comfort and/or the Company hereunder or that the Company may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Initial Term, then the provisions of this paragraph 11 shall be applicable.

      (b) In the event of a pending Change in Control wherein Comfort and/or the Company and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Comfort's and/or the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform Comfort's and/or the Company's obligations under this Agreement in the same manner and to the same extent that Comfort and/or the Company is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by Comfort and/or the Company without cause during the Initial Term and the applicable portions of paragraph 4(d) will apply; however, under such circumstances, the amount of the lump-sum severance payment due to Executive shall be triple the amount calculated under the terms of paragraph 4(d) and the non-competition provisions of paragraph 3 shall not apply whatsoever.

      (c) In any Change in Control situation, Executive may, at his sole discretion, elect to terminate this Agreement by providing written notice to the Company at least five (5) business days prior to the anticipated closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(d) will apply as though the Company had terminated the Agreement without cause during the Initial Term; however, under such circumstances, the amount of the lump-sum severance payment due to Executive shall be double the amount calculated under the terms of paragraph 4(d) and the non-competition provisions of paragraph 3 shall all apply for a period of two
(2) years from the effective date of termination.

      (d) For purposes of applying paragraph 5 under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing. Further, Executive will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options to purchase Comfort Common Stock, such that he may convert the options to shares of Comfort Common Stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

      (e)   A "Change in Control" shall be deemed to have occurred if:

            (i) any person, other than Comfort or an employee benefit plan of Comfort, acquires directly or indirectly the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of the Company and immediately after such acquisition such Person is, directly or indirectly, the Beneficial Owner of voting securities representing 50% or more of the total voting power of all of the then-outstanding voting securities of the Company;

            (ii) the following individuals no longer constitute a majority of the members of the Board of Directors of Comfort: (A) the individuals who, as of the closing date of Comfort's initial public offering, constitute the Board of Directors of Comfort (the "Original Directors"); (B) the individuals who thereafter are elected to the Board of Directors of Comfort and whose election, or nomination for election, to the Board of Directors of Comfort was approved by a vote of at least two-thirds (2/3) of the Original Directors then still in office (such directors becoming "Additional Original Directors" immediately following their election); and
      (C) the individuals who are elected to the Board of Directors of Comfort and whose election, or nomination for election, to the Board of Directors of Comfort was approved by a vote of at least two-thirds (2/3) of the Original Directors and Additional Original Directors then still in office (such directors also becoming "Additional Original Directors" immediately following their election).

            (iii) the stockholders of Comfort shall approve a merger, consolidation, recapitalization, or reorganization of Comfort, a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least 75% of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least 75% of the holders of outstanding voting securities of Comfort immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or

            (iv) the stockholders of Comfort shall approve a plan of complete liquidation of Comfort or an agreement for the sale or disposition by Comfort of all or a substantial portion of Comfort's assets (i.e., 50% or more of the total assets of Comfort).

      (f) Executive must be notified in writing by the Company at any time that the Company or any member of its Board anticipates that a Change in Control may take place.

      (g) Executive shall be reimbursed by the Company or its successor for any excise taxes that Executive incurs under Section 4999 of the Internal Revenue Code of 1986, as a result of any Change in Control. Such amount will be due and payable by the Company or its successor within ten (10) days after Executive delivers a written request for reimbursement accompanied by a copy of his tax return(s) showing the excise tax actually incurred by Executive.

      12. COMPLETE AGREEMENT. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such term.

      13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

      To the Company:         Tri-City Mechanical, Inc.
                              1741 S. Holbrook Lane
                              Tempe, AZ 85281


      To Executive            --------------------

                              --------------------

                              --------------------

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

      14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

      15. ARBITRATION. With the exception of paragraphs 3 and 7, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back-pay, severance compensation, vesting of options (or cash compensation in lieu of vesting of options), reimbursement of costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or good cause, as defined in paragraphs 4(b) and 4(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

      16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

      17. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                   TRI-CITY MECHANICAL, INC.

                                   By:
                                      Name:
                                      Title:

                                   EXECUTIVE:

                                   Michael Nothum, Jr.